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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                           The Princeton Review, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    742352107
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 2 of 7 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Random House TPR, Inc. 13-3841002
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a):[_]
     (See Instructions)                                                  (b):[_]
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------
                    5    Sole Voting Power
      NUMBER OF
       SHARES            1,930,131
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY      6    Shared Voting Power
        EACH
      REPORTING          -0-
       PERSON       ------------------------------------------------------------
        WITH:       7    Sole Dispositive Power

                         1,930,131
                    ------------------------------------------------------------
                    8    Shared Dispositive Power

                         -0-
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     1,930,131
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     7.06%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 3 of 7 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Random House, Inc. 13-2558190
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a):[_]
     (See Instructions)                                                  (b):[_]
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------
                    5    Sole Voting Power
      NUMBER OF
       SHARES            1,930,131
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY      6    Shared Voting Power
        EACH
      REPORTING          -0-
       PERSON       ------------------------------------------------------------
        WITH:       7    Sole Dispositive Power

                         1,930,131
                    ------------------------------------------------------------
                    8    Shared Dispositive Power

                         -0-
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     1,930,131
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     7.06%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     HC
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 4 of 7 Pages
-------------------                                            -----------------
Item 1.

     (a)  Name of Issuer:

          The Princeton Review, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          2315 Broadway, New York, NY 10024

Item 2.

     (a)  Name of Person Filing:

          Random House TPR, Inc.

          Random House, Inc.

     (b)  Address of Principal Business Office or if None, Residence:
          1540 Broadway, New York, NY 10036

     (c)  Citizenship:

          Random House TPR, Inc. and Random House, Inc. are New York corporations.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          742352107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o).

     (b)  [_] Bank as defined in Section 3(a) (6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 5 of 7 Pages
-------------------                                            -----------------

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          Random House TPR, Inc.   1,930,131
          Random House, Inc.       1,930,131(1)


     (b)  Percent of Class:

               Random House TPR, Inc.   7.05%
               Random House, Inc.       7.05%(1)


     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote:

               Random House TPR, Inc.   1,930,131
               Random House, Inc.       1,930,131(1)


          (ii) Shared power to vote or to direct the vote:

               -0-

          (iii) Sole power to dispose or to direct the disposition of:

               Random House TPR, Inc.   1,930,131
               Random House, Inc.       1,930,131(1)

          (iv) Shared power to dispose or to direct the disposition of:

               -0-
----------
     (1) These shares are directly held by Random House TPR, Inc. Random House, Inc., as the ultimate parent company of Random House TPR, Inc., also beneficially owns these shares.

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 6 of 7 Pages
-------------------                                            -----------------

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          N/A

Item 8. Identification and Classification of Members of the Group

          N/A

Item 9. Notice of Dissolution of Group

          N/A

Item. 10. Certification

          N/A

-------------------                                            -----------------
CUSIP NO. 742352107                                            Page 7 of 7 Pages
-------------------                                            -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2004

                                                 RANDOM HOUSE TPR, INC.

                                                 /s/ Richard Sarnoff
                                                 -------------------------------
                                                 Name: Richard Sarnoff
                                                 Title: President

                                                 RANDOM HOUSE, INC.

                                                 /s/ Richard Sarnoff
                                                 -------------------------------
                                                 Name: Richard Sarnoff
                                                 Title: Executive Vice President